Exhibit 99.5
MULTIPLAN PARENT SELECTED HISTORICAL FINANCIAL INFORMATION
The following tables present the selected historical consolidated financial data of MultiPlan Parent and MPH Holdings (the predecessor of MultiPlan Parent) for the periods presented. The consolidated statement of income and comprehensive income data and consolidated statement of cash flows data for the years ended December 31, 2017, 2018 and 2019 and the consolidated balance sheet data as of December 31, 2018 and 2019 have been derived from MultiPlan Parent’s audited consolidated financial statements included elsewhere in this Report. The consolidated statement of income and comprehensive income data and consolidated statement of cash flows data for the six month periods ended June 30, 2019 and June 30, 2020 and the consolidated balance sheet data as of June 30, 2020 have been derived from MultiPlan Parent’s unaudited condensed consolidated financial statements included elsewhere in this Report. The unaudited condensed consolidated financial statements of MultiPlan Parent have been prepared on the same basis as the audited consolidated financial statements of MultiPlan Parent. In the opinion of MultiPlan Parent’s management, the unaudited condensed consolidated interim financial data reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial information in those statements. The selected historical consolidated financial data for the year ended December 31, 2015, the period from January 1, 2016 through June 6, 2016 and the period from May 2, 2016 through December 31, 2016, and the summary balance sheet data as of December 31, 2016 and June 30, 2019 has been derived from MultiPlan Parent’s (or its predecessor’s) unaudited financial statements not included in this Report.
On June 7, 2016, affiliates of Hellman & Friedman LLC, certain other investors and certain members of management acquired, indirectly, all of the capital stock of the Company. The following discussion includes references to the “successor” and “predecessor” of, and the related accounting periods resulting from, the consummation of such acquisition on June 7, 2016. In accordance with GAAP, the accounting period for the successor began on May 2, 2016, the date the successor began accruing expenses related to such acquisition.
You should read the selected financial data presented below in conjunction with “MultiPlan Parent’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and MultiPlan Parent’s consolidated financial statements and the related notes included elsewhere in this Report. Historical operating results are not necessarily indicative of future operating results.

	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019	Year Ended December 31, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017	May2 – December 31, 2016	January 1 – June 6, 2016	Year Ended December 31, 2015
($ in thousands except share data)	Successor	Successor	Successor	Successor	Successor	Successor	Predecessor	Predecessor
	(unaudited)	(unaudited)				(unaudited)	(unaudited)	(unaudited)
Consolidated Statements of Income and Comprehensive Income Data:
Revenues(1)	$458,902	$490,677	$982,901	$1,040,883	$1,067,266	$575,889	$412,597	$865,094
Expenses:
Cost of services (exclusive of depreciation and amortization of intangible assets shown below	96,579	75,132	149,607	149,463	193,655	106,639	175,470	217,956
General and administrative expenses	57,767	36,527	75,225	77,558	122,920	160,294	187,764	174,951
Depreciation	29,641	27,570	55,807	52,268	53,002	30,244	19,818	41,650
Amortization of intangible assets	167,027	167,027	334,053	334,053	334,053	189,297	80,152	184,967
Total expenses	351,014	306,256	614,692	613,342	703,630	486,474	463,204	619,524
Operating income (loss)	107,888	184,421	368,209	427,541	363,636	89,415	(50,607)	245,570
Interest expense(2)	177,015	193,192	376,346	383,261	281,972	155,140	81,385	152,127
Interest income	(148)	(79)	(196)	(51)	(9)	(19)	—	(12)
Loss on extinguishments and modification of debt	—	—	—	—	20,053	—	127,307	—
Gain on repurchase and cancellation of notes	—	—	(18,450)	—	—	—	—	—
Net (loss) income before income taxes	(68,979)	(8,692)	10,509	44,331	61,620	(65,706)	(259,299)	93,455
(Benefit) provision for income taxes	(10,139)	(1,196)	799	8,108	(586,512)	(9,203)	(11,701)	85,706
Net (loss) income	(58,840)	(7,496)	9,710	36,223	648,132	(56,503)	(247,598)	7,749
Weighted-average shares of common stock outstanding − basic and diluted .	10	10	10	10	10	10	10	10
Net (loss) income per share − basic and diluted	$(5,884)	$(750)	$971	$3,622	$64,813	$(5,650)	$(24,760)	$775
Other comprehensive income, net of tax:
Unrealized gain (loss) on change in fair value of derivatives	—	—	—	—	—	—	(2,244)	(3,971)
Comprehensive (loss) income	$(58,840)	$(7,496)	$9,710	$36,223	$648,132	$(56,503)	$(249,842)	$3,778
Consolidated Balance Sheets Data (at end of period):
Cash and cash equivalents	$178,860	$12,069	$21,825	$5,014	$21,417	$26,396		$56,313
Total assets(3)	8,333,189	8,531,227	8,360,411	8,642,973	8,987,709	9,285,126		5,297,921
Long-term debt	5,406,138	5,509,895	5,397,122	5,603,413	5,835,697	4,700,644		2,676,697
Shareholders’ equity	1,963,650	1,978,262	1,985,218	1,990,388	1,949,448	2,670,238		1,378,304
Cash dividends per share	—	—	—	—	141,971	38,765		—
Consolidated Statements of Cash Flows Data:
Cash flows provided by (used in):
Operating activities	$191,867	$140,838	$284,313	$292,303	$368,945	$157,621	$28,987	$347,117
Investing activities	(34,866)	(33,696)	(66,414)	(63,556)	(60,709)	(6,838,883)	(22,568)	(49,079)
Financing activities	34	(100,087)	(201,088)	(245,150)	(313,215)	6,707,658	(52,265)	(270,083)

(1)
On January 1, 2018, MultiPlan Parent adopted ASC Topic 606, Revenue from Contracts with Customers. See Note 2 to MultiPlan Parent’s consolidated financial statements included elsewhere in this Report for additional information.

(2)
In the years ended December 31, 2017, 2018 and 2019, MultiPlan Parent did not recognize expense for the portions of debt issuance costs related to the amounts of the principal loan prepayments of MPH Holdings’ term loan facility in each year, which resulted in an understatement of long-term debt of $2.3 million as of December 31, 2019. MultiPlan Parent corrected this error as an out-of-period adjustment resulting in an overstatement of interest expense of $2.3 million in the six month period ended June 30, 2020.

(3)
On January 1, 2019, MultiPlan Parent adopted ASC Topic 842, Leases. See Note 2 to MultiPlan Parent’s consolidated financial statements included elsewhere in this Report for additional information.